Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Announces Transition of John Roblin from Chairman and CEO to Non-Executive Chairman

Manish Shah named Chief Executive Officer

MORRISTOWN, NEW JERSEY (June 10, 2013) – Cover-All Technologies Inc. (NYSE MKT: COVR), a Delaware corporation (“Cover-All” or the “Company”), today announced that John Roblin, Chairman and Chief Executive Officer, will be resigning as CEO and transitioning to non-executive Chairman, effective July 1, 2013.  The Company has also announced that Manish D. Shah, the Company’s President and a director of the Company, has been named Chief Executive Officer of Cover-All effective July 1, 2013.

Mr. Roblin has served as the Company’s Chief Executive Officer since December 1999, as a member of its Board since March 2000 and as the Chairman of the Board since February 2001.  Mr. Shah joined the Company in 2000 and currently serves as our President, a position he has held since 2008, and, since 2004, as our Chief Technology Officer.  Mr. Shah has been a member of the board of directors since 2008.

“On behalf of the entire Board, I wish to express our deep appreciation to John for his leadership, wisdom and success as Chief Executive Officer,” said director Russell Cleveland.  “We are delighted that John will remain with the Company in his new role as non-executive chairman, where we will continue to benefit from his knowledge, judgment and guidance.”

“Manish is particularly well suited to becoming our next CEO,” said Cleveland. “In addition to serving as our President and a Director since 2008, in his role as Chief Technology Officer, he has been primarily responsible for creating our new technology solutions.  He knows our products and our customers, and he has a deep understanding of our business and the competitive landscape in which the Company operates.”

“I am proud of the Company’s accomplishments during my past 13 plus years as CEO,” said John Roblin. “The company has been transformed from a niche provider of legacy commercial policy systems to an organization that has totally replaced its technology while expanding its offerings through acquisition, product development and innovative technology. These accomplishments are the result of an incredible team at Cover-All and I want to thank them all for their hard work, dedication and support during my tenure as CEO.  And I am especially happy that Manish will be assuming the position of Chief Executive Officer.  Being a significant part of the first wave of Cover-All’s growth and given his deep knowledge of our products, operations and the marketplace, Manish is an ideal choice to lead the Company to future successes.”

 “Cover-All has outstanding people, products and customers and is in a great position to be the leader in the marketplace,” said Manish Shah.  “Cover-All has greatly benefited from John through his leadership and vision during his years as CEO of Cover-All.  I am honored to succeed him as CEO.”

About Cover-All Technologies Inc.

Cover-All Technologies Inc., since 1981, has been a leader in developing sophisticated software solutions for the property and casualty insurance industry – the first to deliver PC-based commercial insurance rating and policy issuance software.  Currently, Cover-All is building on its reputation for quality insurance solutions, knowledgeable people and outstanding customer service by creating new and innovative insurance solutions that leverage the latest technologies and bring its customers outstanding capabilities and value.  With its extensive insurance knowledge, experience and commitment to quality, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way the property and casualty insurance business is conducted.

Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen, Insurance Policy Database™ (IPD) and PipelineClaimsTM are trademarks or registered trademarks of Cover-All Technologies Inc.  All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Forward-looking Statements

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results.  Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control.  Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 29, 2013, copies of which are available from the SEC or may be obtained upon request from the Company.

For information on Cover-All, contact:

Ann Massey

Chief Financial Officer

(973) 461-5190

amassey@cover-all.com